Exhibit 99.1

NATIONAL HOME HEALTH CARE CORP.
ANNOUNCES EXTENSION OF THE MERGER AGREEMENT

        Scarsdale, New York, August 30, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that it entered into a Letter Agreement dated August 30, 2007 with affiliates of Angelo Gordon & Co. to extend the termination date of the previously announced Amended and Restated Merger Agreement dated May 9, 2007, as amended, from September 10, 2007 to November 21, 2007. The reason for the extension is that New York State Department of Health approval has not yet been obtained.

        In exchange for NHHC’s consent to the extension, NHHC may declare its next quarterly dividend in the amount of $0.175 per share as opposed to $0.075 per share. Angelo Gordon also delivered evidence of GMAC Health Capital’s extension of the effectiveness of its commitment letter to December 1, 2007.

        NHHC intends to hold its 2006 annual meeting of stockholders on or about October 30, 2007.

        Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements contained in this press release regarding NHHC and/or NHHC management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties detailed from time to time in NHHC’s filings with the U.S. Securities and Exchange Commission. NHHC does not intend, or undertake any obligation, to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000